Execution Version

AUTHORIZATION AGREEMENT

I, Ju Baochun , a citizen of the PRC, ID No. ________________, owns 80% equity interests in Tianjin Yinse Lingdong Advertising Co., Ltd, hereby irrevocably authorize Jeffrey Dash to exercise the following powers and rights during the term of this Authorization Agreement:

I hereby authorize Jeffrey Dash to exercise on my behalf at the shareholders' meetings of Tianjin Yinse Lingdong Advertising Co., Ltd. (“Yinse”) the full voting rights as a shareholder of Yinse as have been given to me by law and under the articles of association of Yinse, including but not limited to, the voting rights regarding the sale or transfer of any or all of the shares of Yinse held by myself, acting as my authorized representative at the shareholders’ meeting of Yinse to designate and appoint the directors of Yinse and executing and/or stamping, for and on behalf of the undersigned, such resolutions adopted at any shareholders’ meeting of Yinse and any other documents pertinent to the exercise of any of the rights of the undersigned in its capacity as a shareholder of Yinse that requires its execution.

The term of this Authorization Agreement is ten (10) years commencing from the execution date of this Authorization Agreement unless the earlier termination of the Exclusive Technical, Operational, Business Consulting and Services Agreement executed by Legend Media (Beijing) Consulting Co., Ltd. , Yinse, Xue Wei and myself for any reason.

This Authorization Agreement is executed in both English and Chinese, with equal validity and legal effect. In the event of any discrepancy between the English and Chinese versions, the English version shall prevail.

Ju Baochun

/s/ Ju Baochun
Date: May 30, 2008